Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Third Quarter 2024 Results

SCOTTSDALE, Ariz., Oct. 23, 2024—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the third quarter ended September 30, 2024. Reported third quarter net income was $251 million, or $2.37 per diluted share, as compared to $171 million, or $1.54 per diluted share, in the prior-year quarter.

Third quarter 2024 highlights included the following, as compared to the third quarter of 2023:

•	Diluted EPS increased 54% to $2.37

•	Net sales orders increased 9% to 2,830

•	Home closings revenue of $2.0 billion, driven by 3,394 closings at an average price of $598,000

•	Home closings gross margin of 24.8%, up from 23.1% a year ago

•	83,579 homebuilding lots owned and controlled, of which a record 58% was controlled off balance sheet

•	Share repurchases totaled $61 million during the quarter and $258 million year to date

•	Total liquidity of $1.2 billion; no senior debt maturities until 2027

“In the third quarter, our team delivered better-than-expected results, which clearly demonstrated the benefits of our diversified consumer and geographic strategy, as well as our team’s impressive execution in the face of continued interest rate volatility, economic uncertainty and hurricane-related disruptions,” said Sheryl Palmer, Taylor Morrison CEO and Chairman. “Led by strong top-line growth and improved margins, our results generated over-50% year-over-year growth in our earnings per diluted share to $2.37 and a 15% year-over-year increase in our book value per share to approximately $54.”

Palmer continued, “By meeting the needs of well-qualified homebuyers with appropriate product offerings in prime community locations, we continue to benefit from healthy demand and pricing resiliency across our portfolio. On the sales front, our net orders increased 9% year over year, driven by a monthly absorption pace of 2.8 per community. As I shared on our second quarter call, we had begun to see traffic recover in June and July, which translated into improving order volume throughout the third quarter, with sales activity ending on a high note in September. While still early in October, demand has generally been healthy and consistent with seasonal trends, even with the impact of yet another hurricane in Florida.”

“Since expanding our company’s scale and refining our operational capabilities over the last many years, we believe that our ability to generate accretive growth and attractive returns has been permanently strengthened. This is reflected in the long-term targets that we introduced earlier this year, each of which are meaningfully stronger than our historic norms. These targets include: 10% annual home closings growth, an annualized low-three absorption pace, low-to-mid 20% home closings gross margins, and mid-to-high teens returns on equity.”

“This year, with just over two months to go, we expect to meet or exceed each of these metrics with anticipated double-digit closings growth to approximately 12,725 homes at a home closings gross margin of around 24.3% as 2024 has shaped up to be another milestone year for our company. As we head into 2025, we are confident that our long-standing emphasis on capital-efficient growth will yield another year of strong performance, supported by tailwinds driving the need for new construction and our favorable positioning as a diversified homebuilder,” said Palmer.

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•	Home closings revenue increased 26% to $2.0 billion, driven by a 29% increase in closings to 3,394 homes, which was partially offset by a 2% decrease in the average price to $598,000.

•	The home closings gross margin was 24.8%, which was up 170 basis points from 23.1% in the prior-year quarter.

•	Net sales orders increased 9% to 2,830, driven by a 5% increase in ending community count to 340 outlets and a 4% increase in the monthly absorption pace to 2.8 per community.

•	SG&A as a percentage of home closings revenue decreased to 9.8% from 10.4% a year ago.

•	Cancellations equaled 9.3% of gross orders, down from 11.4% a year ago.

•	Backlog at quarter end was 5,692 homes with a sales value of $3.8 billion. Backlog customer deposits averaged approximately $54,000 per home.

Land Portfolio

•	Homebuilding land acquisition and development spend totaled $593 million, up from $552 million a year ago. Development-related spend accounted for 46% of the total versus 42% a year ago.

•	Homebuilding lot supply was 83,579 homesites, of which a record 58% was controlled off balance sheet.

•	Based on trailing twelve-month home closings, total homebuilding lots represented 6.6 years of supply, of which 2.7 years was owned.

Financial Services

•	The mortgage capture rate was 88%, unchanged from a year ago.

•	Borrowers had an average credit score of 754 and average debt-to-income ratio of 40%.

Balance Sheet

•

At quarter end, total liquidity was approximately $1.2 billion, including $946 million of total capacity on the Company’s revolving credit facility, which was undrawn outside of normal letters of credit.

•	The gross homebuilding debt to capital ratio was 25.1%. Including $256 million of unrestricted cash on hand, the net homebuilding debt-to-capital ratio was 22.5%.

•

The Company repurchased 1.0 million shares for $61 million, bringing the year-to-date total to 4.2 million shares for $258 million. At quarter end, the remaining share repurchase authorization was $237 million. Subsequent to quarter end, our Board of Directors authorized an expanded share repurchase authorization of up to $1 billion, effective through December 31, 2026.

Business Outlook

Fourth Quarter 2024

•	Home closings are expected to be approximately 3,400

•	Average closing price is expected to be approximately $610,000

•	Home closings gross margin is expected to be around 24.5%

•	Ending active community count is expected to be between 330 to 340

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is expected to be approximately 106 million

Full Year 2024

•	Home closings are now expected to be approximately 12,725

•	Average closing price is now expected to be approximately $600,000

•	Home closings gross margin is now expected to be approximately 24.3%

•	Ending active community count is expected to be between 330 to 340

•	SG&A as a percentage of home closings revenue is expected to be in the high-9% range

•	Effective tax rate is now expected to be between 24.5% to 25.0%

•	Diluted share count is expected to be approximately 107 million

•	Land and development spend is now expected to be around $2.5 billion

•	Share repurchases are expected to total approximately $300 million

Quarterly Financial Comparison

(Dollars in thousands)	Q3 2024	Q3 2023	Q3 2024 vs. Q3 2023
Total Revenue	$2,120,842	$1,675,545	26.6%
Home Closings Revenue	$2,029,134	$1,611,883	25.9%
Home Closings Gross Margin	$503,309	$372,884	35.0%
	24.8%	23.1%	170 bps increase
SG&A	$199,341	$167,791	18.8%
% of Home Closings Revenue	9.8%	10.4%	60 bps decrease

Earnings Conference Call Webcast

A public webcast to discuss the Company’s earnings will be held later today at 8:30 a.m. ET. Call participants are asked to register for the event here to receive a unique passcode and dial-in information. The call will be recorded and available for replay on Taylor Morrison’s website at www.taylormorrison.com on the Investor Relations portion of the site under the Events & Presentations tab.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade and Yardly. From 2016-2024, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our long-standing commitment to sustainable operations is highlighted in our annual Sustainability and Belonging Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system; risks associated with civil unrest, acts of terrorism, threats to national security, the conflicts in Eastern Europe and the Middle East and other geopolitical events; the scale and scope of current and future public health events, including pandemics and epidemics; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Home closings revenue, net	$2,029,134	$1,611,883	$5,585,516	$5,221,225
Land closings revenue	27,820	14,291	48,279	31,439
Financial services revenue	49,654	40,045	145,529	117,108
Amenity and other revenue	14,234	9,326	32,323	28,194

Total revenue	2,120,842	1,675,545	5,811,647	5,397,966
Cost of home closings	1,525,825	1,238,999	4,231,740	3,980,749
Cost of land closings	27,010	13,572	50,915	30,620
Financial services expenses	27,304	23,128	80,553	70,618
Amenity and other expenses	9,634	8,128	28,237	25,010

Total cost of revenue	1,589,773	1,283,827	4,391,445	4,106,997
Gross margin	531,069	391,718	1,420,202	1,290,969
Sales, commissions and other marketing costs	117,714	98,797	334,270	304,591
General and administrative expenses	81,627	68,994	231,970	205,904
Net income from unconsolidated entities	(707)	(1,934)	(6,086)	(7,049)
Interest expense/(income), net	3,379	(5,782)	7,423	(12,013)
Other (income)/expense, net	(3,635)	2,968	3,837	6,683
Loss on extinguishment of debt, net	—	269	—	269

Income before income taxes	332,691	228,406	848,788	792,584
Income tax provision	81,219	57,960	206,241	196,005

Net income before allocation to non-controlling interests	251,472	170,446	642,547	596,579
Net (income)/loss attributable to non-controlling interests	(346)	245	(1,691)	(235)

Net income	$251,126	$170,691	$640,856	$596,344

Earnings per common share:
Basic	$2.41	$1.57	$6.08	$5.48
Diluted	$2.37	$1.54	$5.97	$5.40
Weighted average number of shares of common stock:
Basic	104,132	108,837	105,359	108,827
Diluted	106,089	110,622	107,361	110,536

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$256,447	$798,568
Restricted cash	846	8,531

Total cash	257,293	807,099
Owned inventory	6,265,280	5,473,828
Consolidated real estate not owned	175,245	71,618

Total real estate inventory	6,440,525	5,545,446
Land deposits	273,967	203,217
Mortgage loans held for sale	265,356	193,344
Lease right of use assets	69,083	75,203
Prepaid expenses and other assets, net	336,051	290,925
Other receivables, net	207,595	184,518
Investments in unconsolidated entities	397,061	346,192
Deferred tax assets, net	67,825	67,825
Property and equipment, net	322,483	295,121
Goodwill	663,197	663,197

Total assets	$9,300,436	$8,672,087

Liabilities
Accounts payable	$269,300	$263,481
Accrued expenses and other liabilities	577,501	549,074
Lease liabilities	79,426	84,999
Income taxes payable	5,528	—
Customer deposits	307,510	326,087
Estimated development liabilities	19,241	27,440
Senior notes, net	1,470,014	1,468,695
Loans payable and other borrowings	439,878	394,943
Revolving credit facility borrowings	—	—
Mortgage warehouse borrowings	233,331	153,464
Liabilities attributable to consolidated real estate not owned	175,245	71,618

Total liabilities	$3,576,974	$3,339,801
Stockholders’ equity
Total stockholders’ equity	5,723,462	5,332,286

Total liabilities and stockholders’ equity	$9,300,436	$8,672,087

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	1,320	996	32.5%	$758,179	$572,971	32.3%	$574	$575	(0.2%)
Central	932	709	31.5%	515,643	423,396	21.8%	553	597	(7.4)%
West	1,142	934	22.3%	755,312	615,516	22.7%	661	659	0.3%

Total	3,394	2,639	28.6%	$2,029,134	$1,611,883	25.9%	$598	$611	(2.1)%

	Nine Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	3,490	3,228	8.1%	$1,991,038	$1,906,862	4.4%	$570	$591	(3.6%)
Central	2,628	2,376	10.6%	1,468,197	1,499,420	(2.1)%	559	631	(11.4%)
West	3,207	2,701	18.7%	2,126,281	1,814,943	17.2%	663	672	(1.3)%

Total	9,325	8,305	12.3%	$5,585,516	$5,221,225	7.0%	$599	$629	(4.8)%

Net Sales Orders:

	Three Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	1,140	940	21.3%	$610,892	$559,524	9.2%	$536	$595	(9.9%)
Central	747	641	16.5%	398,587	374,224	6.5%	534	584	(8.6)%
West	943	1,011	(6.7%)	651,841	680,666	(4.2%)	691	673	2.7%

Total	2,830	2,592	9.2%	$1,661,320	$1,614,414	2.9%	$587	$623	(5.8%)

	Nine Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	3,595	3,066	17.3%	$2,004,598	$1,786,988	12.2%	$558	$583	(4.3)%
Central	2,466	2,123	16.2%	1,362,042	1,248,196	9.1%	552	588	(6.1)%
West	3,566	3,280	8.7%	2,404,249	2,219,056	8.3%	674	677	(0.4)%

Total	9,627	8,469	13.7%	$5,770,889	$5,254,240	9.8%	$599	$620	(3.4)%

Sales Order Backlog:

	As of September 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	2,176	2,421	(10.1)%	$1,493,828	$1,613,188	(7.4)%	$687	$666	3.2%
Central	1,238	1,464	(15.4)%	758,008	960,269	(21.1)%	612	656	(6.7)%
West	2,278	2,233	2.0%	1,578,168	1,523,545	3.6%	693	682	1.6%

Total	5,692	6,118	(7.0)%	$3,830,004	$4,097,002	(6.5)%	$673	$670	0.4%

Ending Active Selling Communities:

	As of		Change
	September 30, 2024	September 30, 2023
East	120	107	12.1%
Central	106	94	12.8%
West	114	124	(8.1%)

Total	340	325	4.6%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of inventory or land impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net, and legal reserves or settlements that the Company deems not to be in the ordinary course of business and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. Adjusted home closings gross margin is a non-GAAP financial measure calculated on GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, as applicable, interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, inventory or land impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net and legal reserves or settlements that the Company deems not to be in the ordinary course of business, in each case, as applicable in a given period. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse borrowings, net of unrestricted cash and cash equivalents (“net homebuilding debt”), by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

A reconciliation of (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	2024	2023
Net income	$251,126	$170,691
Inventory impairment charges (1)	—	11,791
Loss on extinguishment of debt, net	—	269
Tax impact due to above non-GAAP reconciling items	—	(3,060)

Adjusted net income	$251,126	$179,691
Basic weighted average number of shares	104,132	108,837
Adjusted earnings per common share - Basic	$2.41	$1.65
Diluted weighted average number of shares	106,089	110,622
Adjusted earnings per common share - Diluted	$2.37	$1.62

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended September 30,
(Dollars in thousands)	2024	2023
Income before income taxes	$332,691	$228,406
Inventory impairment charges (1)	—	11,791
Loss on extinguishment of debt, net	—	269

Adjusted income before income taxes	$332,691	$240,466

Total revenue	$2,120,842	$1,675,545
Income before income taxes margin	15.7%	13.6%
Adjusted income before income taxes margin	15.7%	14.4%

Adjusted Home Closings Gross Margin

	Three Months Ended September 30,
(Dollars in thousands)	2024	2023
Home closings revenue	$2,029,134	$1,611,883
Cost of home closings	1,525,825	1,238,999

Home closings gross margin	$503,309	$372,884
Inventory impairment charges (1)	—	11,791

Adjusted home closings gross margin	$503,309	$384,675

Home closings gross margin as a percentage of home closings revenue	24.8%	23.1%
Adjusted home closings gross margin as a percentage of home closings revenue	24.8%	23.9%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended September 30,
(Dollars in thousands)	2024	2023
Net income before allocation to non-controlling interests	$251,472	$170,446
Interest expense/(income), net	3,379	(5,782)
Amortization of capitalized interest	30,064	32,377
Income tax provision	81,219	57,960
Depreciation and amortization	2,668	2,728

EBITDA	$368,802	$257,729
Non-cash compensation expense	5,461	5,702
Inventory impairment charges (1)	—	11,791
Loss on extinguishment of debt, net	—	269

Adjusted EBITDA	$374,263	$275,491

Total revenue	$2,120,842	$1,675,545
Net income before allocation to non-controlling interests as a percentage of total revenue	11.9%	10.2%
EBITDA as a percentage of total revenue	17.4%	15.4%
Adjusted EBITDA as a percentage of total revenue	17.6%	16.4%

(1)	Included in Cost of home closings on the Condensed consolidated statement of operations

Debt to Capitalization Ratios Reconciliation

(Dollars in thousands)	As of September 30, 2024	As of June 30, 2024	As of September 30, 2023
Total debt	$2,143,223	$2,150,021	$1,992,077
Plus: unamortized debt issuance cost, net	7,056	7,496	8,815
Less: mortgage warehouse borrowings	(233,331)	(276,205)	(191,645)

Total homebuilding debt	$1,916,948	$1,881,312	$1,809,247
Total equity	5,723,462	5,526,542	5,175,110

Total capitalization	$7,640,410	$7,407,854	$6,984,357

Total homebuilding debt to capitalization ratio	25.1%	25.4%	25.9%

Total homebuilding debt	$1,916,948	$1,881,312	$1,809,247
Less: cash and cash equivalents	(256,447)	(246,845)	(613,811)

Net homebuilding debt	$1,660,501	$1,634,467	$1,195,436
Total equity	5,723,462	5,526,542	5,175,110

Total capitalization	$7,383,963	$7,161,009	$6,370,546

Net homebuilding debt to capitalization ratio	22.5%	22.8%	18.8%